Exhibit 99.1

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

July 21, 2005		97/05

Chittenden Corporation Reports Increased Earnings Per Share of 13%

Burlington, VT – Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced earnings for the quarter ended June 30, 2005, of $20.8 million or $0.44 per diluted share, an increase in earnings per share of 13% from the $18.2 million or $0.39 per diluted share a year ago. For the first six months of 2005, earnings were $39.9 million or $0.85 per diluted share, an increase of 12% on a per share basis from the $35.6 million or $0.76 per diluted share a year ago. Chittenden also announced its quarterly dividend of $0.18 per share, which will be paid on August 12, 2005, to shareholders of record on July 29, 2005.

SECOND QUARTER 2005 FINANCIAL HIGHLIGHTS

•	Total loans increased $429 million or 11% from June 30, 2004. Strong growth was noted on a year over year basis in several categories with commercial and commercial real estate loans up 14% and residential real estate loans up 10%.

•	The Company’s deposits also experienced solid growth of 4.7% and increased by $230 million from June 30, 2004.

•	In April Flagship Bank and Trust opened a new branch in Westborough, Massachusetts to further support its customers in the Metro West market. Flagship has approximately $28 million in loans and $21 million in deposits in this market.

•	Second quarter net interest income increased over 9% from the same period in 2004 and the net interest margin expanded by 11 basis points.

•	The Company continued to experience low net charge-offs in the second quarter of 2005. The current quarter was the 6th consecutive quarterly period that net charge-offs were 3 basis points or less.

In making the announcement, Perrault said, “I am extremely pleased with the quarter’s results, not only in the bottom line but the solid increases seen in loans and deposits. We expect this growth, coupled with continued outstanding performance on the credit front, to position us well for the future. In today’s environment of rapid change, it is essential that we continue to know our markets and business lines and make good decisions focused on serving our customers exceptionally well.”

ASSETS

Total loans increased $429 million from June 30, 2004 and $177 million from year-end. The increases were driven by strong growth in commercial, commercial real estate and residential real estate loans. The Company’s commercial and commercial real estate loan portfolios have continued to achieve stellar growth of over 14% from a year ago. This growth has been achieved consistently over the last few quarters and momentum in these product lines remains strong. The residential real estate loan portfolio continued its steady growth and increased $66 million from June 30, 2004 as a result of higher originations of adjustable-rate mortgages and private banking loans. Municipal loans experienced their historical seasonal trend, declining 25% from December 31, 2004, as June 30th coincides with the end of the fiscal year for most municipalities. Consumer loans increased $15 million from year-end due primarily to higher originations of indirect loans.

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

LIABILITIES

Total deposits increased 2.1% from December 31, 2004 and 4.7% from June 30, 2004. The Company experienced its normal seasonal declines in municipal deposits that primarily affected CMA/money market accounts, which was offset by higher demand and CD deposits. The growth in demand deposits at June 30, 2005 was from the Company’s commercial customers and generally reflects the normal seasonality in their business cycles. The CD growth was a result of customers desiring higher yielding products as well as a willingness to invest for longer periods of time. The increase in repurchase agreements and borrowings of $75 million from the second quarter of last year was primarily utilized to fund loan growth.

NET INTEREST INCOME

Net interest income on a tax equivalent basis for the quarter ended June 30, 2005 was $60.5 million, an increase of 9.5% from the same period a year ago. The increase in net interest income was primarily due to continued growth in average earning assets and a higher net interest margin. The Company’s net interest margin for the second quarter was 4.29%, effectively flat with the prior quarter and up 11 basis points from the second quarter of 2004. The increase in the net interest margin from a year ago was primarily related to higher yields on loans driven by increases in the prime rate, as well as continued improvement in the Company’s asset mix which was partially offset by higher funding costs. On a linked quarter basis, the increase in loan yield of 23 basis points was offset by higher funding costs. The increased funding costs were primarily driven by a change in the deposit mix with increased levels of higher rate CDs and lower balances in CMA/money market accounts.

NONINTEREST INCOME

Noninterest income for the second quarter of 2005 declined $3.5 million or 16.8% from the same period a year ago and was flat with the first quarter of 2005. Lower mortgage banking revenues, service charges on deposits and investment management and trust income were the primary factors in the decline from a year ago. Investment management and trust income declined $473,000 primarily due to lower annuity sales at Chittenden Securities, Inc. Mortgage banking revenues were $2.2 million for the second quarter of 2005, a decline of $2.0 million from the same period in 2004. This decline was primarily attributable to lower impairment recoveries on the Company’s MSRs and lower volumes of loans sold. The decline of $682,000 in service charges on deposits reflects the Company’s expansion of its relationship accounts that minimize service charges and lower overdraft fee income from customers. Noninterest income for the first six months of 2005 was $34.7 million, a decline of $3.9 million from the same period in 2004.

NONINTEREST EXPENSE

Noninterest expenses for the second quarter of 2005 were $43.4 million, a decline of $2.6 million from 2004. The decline from 2004 was related to lower employee benefits, data processing and conversion and restructuring charges. These declines were partially offset by higher net occupancy and other expenses. The lower employee benefits expense was largely due to the Company’s second quarter decision to change the delivery mechanism, effective January 1, 2006, for its employees’ pension benefit by redirecting it through the Company’s 401(k) plan. This decision resulted in the immediate recognition of $1.5 million in deferred credits relating to previous pension plan changes made in the mid-1990s. Lower data processing expense (a decrease of $1.2 million) and conversion and restructuring charges (a decrease of $1.3 million) related to the conversion of the Company’s IT platform in the second quarter of 2004. For the first six months of 2005, noninterest expenses were $88.8 million a decline of $1.7 million from 2004. The decline was primarily attributable to lower employee benefits expense and conversion and restructuring charges, which were partially offset by increases in other noninterest expense.

INCOME TAXES

The effective income tax rate for the second quarter was 35.9% in 2005, compared with 36.3% in 2004. For the first six months of 2005 the effective income tax rate was 36.2%, compared with 36.6% in 2004. The lower effective income tax rate for both periods was primarily attributable to higher tax credits from qualified low-income housing projects.

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

CREDIT QUALITY

Net charge-offs as a percentage of average loans was only 1 basis point for the second quarter of 2005, flat with the prior quarter and down from the same quarter a year ago. Nonperforming assets as a percentage of total loans at the end of the second quarter of 2005 were 54 basis points, which was up slightly from the prior quarter and flat with the similar quarter in 2004. The provision for loan losses was $1.4 million for the second quarter of 2005, an increase of $300,000 compared to the second quarter of 2004. As a percentage of total loans, the allowance for loan losses was 1.43%, down from 1.45% at March 31, 2005, and 1.52% at June 30, 2004.

EARNINGS CONFERENCE CALL

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call on July 21, 2005 at 10:30 am eastern time to discuss these earnings results. Interested parties may access the conference call by calling 800-798-2864, passcode 60253309. International dial-in number is 617-614-6206. Participants are asked to call in a few minutes prior to the call to allow time for registration. Internet access to the call is also available (listen only) by clicking “webcasts” under the Investor Resources section of the Company’s website at http://www.chittendencorp.com. A replay of the call will be available through July 28, 2005 by calling 888-286-8010 (International dial number is 617-801-6888), passcode 21857070. A replay of the call will also be available on the Company’s website at the address above for an extended period of time. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to businesses, individuals, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.

These differences may be the result of various factors, including changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, changes in levels of income and expense in noninterest income and expense related activities and other risk factors.

For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2004. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

[1]	Chittenden’s subsidiaries are Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Trust Company also operates under the name Chittenden Bank, CHZ Services Group, Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	6/30/05	3/31/05	12/31/04	6/30/04
ASSETS

Cash and Cash Equivalents	$176,425	$146,861	$136,468	$170,940

Securities Available For Sale	1,363,180	1,409,434	1,446,221	1,412,206
FRB / FHLB Stock	19,352	19,352	19,243	12,240
Loans Held For Sale	22,611	22,131	33,535	49,497

Loans:
Commercial	831,537	812,050	801,369	740,410
Municipal	79,070	98,128	106,120	66,533
Multi-Family	185,920	180,632	182,541	189,589
Commercial Real Estate	1,736,665	1,651,247	1,590,457	1,505,880
Construction	124,648	133,799	174,283	129,901
Residential Real Estate	733,472	712,133	688,017	667,676
Home Equity Credit Lines	307,866	297,649	294,656	276,640
Consumer	255,239	242,239	239,750	249,208

Total Loans	4,254,417	4,127,877	4,077,193	3,825,837
Less: Allowance for Loan Losses	(60,805)	(59,811)	(59,031)	(57,969)

Net Loans	4,193,612	4,068,066	4,018,162	3,767,868

Accrued Interest Receivable	29,689	28,443	28,956	27,376
Other Assets	78,629	66,746	64,970	71,581
Premises and Equipment, net	71,632	72,336	74,271	72,805
Mortgage Servicing Rights	12,073	12,074	11,826	12,562
Identified Intangibles	18,983	19,648	20,422	21,972
Goodwill	216,136	216,136	216,136	216,697

Total Assets	$6,202,322	$6,081,227	$6,070,210	$5,835,744

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$934,234	$881,954	$890,561	$891,244
Savings	502,525	514,215	519,623	541,138
NOW	908,148	898,720	890,701	912,175
CMAs/ Money Market	1,418,634	1,527,753	1,577,474	1,491,522
Certificates of Deposit less than $100,000	829,117	781,111	752,828	779,492
Certificates of Deposit $100,000 and Over	551,777	459,410	407,543	298,721

Total Deposits	5,144,435	5,063,163	5,038,730	4,914,292

Securities Sold Under Agreements to Repurchase	56,775	91,443	76,716	75,016
Other Borrowings	296,903	254,418	279,755	204,122
Accrued Expenses and Other Liabilities	64,466	54,721	54,752	54,452

Total Liabilities	5,562,579	5,463,745	5,449,953	5,247,882

Stockholders’ Equity:
Common Stock	50,210	50,207	50,204	50,202
Surplus	249,117	248,864	249,036	248,241
Retained Earnings	407,865	395,410	384,679	361,623
Treasury Stock, at cost	(67,657)	(68,233)	(69,246)	(72,967)
Unrealized Gains (Losses) on Securities Available for Sale	(4,978)	(13,747)	672	(3,772)
Directors Deferred Compensation to be Settled in Stock	5,197	4,996	4,930	4,562
Unearned Portion of Employee Restricted Stock	(11)	(15)	(18)	(27)

Total Stockholders’ Equity	639,743	617,482	620,257	587,862

Total Liabilities and Stockholders’ Equity	$6,202,322	$6,081,227	$6,070,210	$5,835,744

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Interest Income:
Loans	$62,786	$50,461	$120,937	$99,715
Investment Securities:
Taxable	14,809	14,757	29,852	30,337
Tax-favored	14	13	27	26
Short-term Investments	6	52	11	59

Total Interest Income	77,615	65,283	150,827	130,137

Interest Expense:
Deposits	14,193	8,539	25,461	16,728
Borrowings	3,342	1,820	6,301	3,774

Total Interest Expense	17,535	10,359	31,762	20,502

Net Interest Income	60,080	54,924	119,065	109,635
Provision for Loan Losses	1,400	1,100	2,475	1,527

Net Interest Income after Provision for Loan Losses	58,680	53,824	116,590	108,108

Noninterest Income:
Investment Management and Trust	5,003	5,476	9,974	10,772
Service Charges on Deposits	4,093	4,775	8,134	9,466
Mortgage Servicing	209	1,348	564	581
Gains on Sales of Loans, Net	2,003	2,895	4,134	4,796
Gains (Losses) on Sales of Securities	(1)	240	(1)	2,042
Loss on Prepayments of Borrowings	—	—	—	(1,194)
Credit Card, Net	1,131	1,022	2,106	1,930
Insurance Commissions, Net	1,526	1,728	3,890	4,354
Other	3,212	3,154	5,934	5,894

Total Noninterest Income	17,176	20,638	34,735	38,641

Noninterest Expense:
Salaries	21,798	21,786	43,474	42,665
Employee Benefits	4,238	5,679	10,717	11,650
Net Occupancy	6,024	5,752	12,350	11,778
Data Processing	810	1,985	1,585	4,278
Amortization of Intangibles	664	772	1,438	1,527
Conversion and Restructuring Charges	—	1,318	—	1,470
Other	9,846	8,671	19,256	17,197

Total Noninterest Expense	43,380	45,963	88,820	90,565

Income Before Income Taxes	32,476	28,499	62,505	56,184
Income Tax Expense	11,670	10,345	22,617	20,563

Net Income	$20,806	$18,154	$39,888	$35,621

Basic Earnings Per Share	$0.45	$0.40	$0.86	$0.78
Diluted Earnings Per Share	0.44	0.39	0.85	0.76
Dividends Per Share	0.18	0.18	0.36	0.34

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

(In thousands, except ratios and per share amounts)

	6/30/05	3/31/05	12/31/04	6/30/04
Selected Financial Ratios

Return on Average Tangible Equity [1]	21.37%	20.35%	21.25%	21.01%
Return on Average Equity	13.27%	12.46%	12.95%	12.40%
Return on Average Tangible Assets [1]	1.44%	1.36%	1.39%	1.35%
Return on Average Assets	1.36%	1.28%	1.31%	1.26%
Net Yield on Earning Assets	4.29%	4.30%	4.27%	4.18%
Efficiency Ratio [2]	57.14%	58.07%	55.64%	58.05%

Tangible Capital Ratio	6.78%	6.53%	6.58%	6.24%
Leverage Ratio	8.78%	8.66%	8.42%	8.22%
Tier 1 Capital Ratio	10.56%	10.46%	10.44%	10.46%
Total Capital Ratio	11.75%	11.65%	11.64%	11.73%

Common Share Data
Common Shares Outstanding	46,437	46,402	46,342	46,135
Weighted Average Common Shares Outstanding	46,414	46,385	46,293	46,045
Weighted Average Common and Common Equivalent Shares Outstanding	46,901	46,918	46,960	46,557

Book Value per Share	$13.78	$13.31	$13.38	$12.74
Tangible Book Value per Share	$8.71	$8.23	$8.28	$7.57

Credit Quality Data
Nonperforming Assets (including OREO)	$23,150	$20,692	$20,024	$20,625
90 days past due and still accruing	1,981	4,543	2,604	3,777

Total	$25,131	$25,235	$22,628	$24,402
Nonperforming Assets to Loans Plus OREO	0.54%	0.50%	0.49%	0.54%
Allowance to Loans	1.43%	1.45%	1.45%	1.52%
Allowance to Nonperforming Loans (excluding OREO)	262.71%	289.29%	296.41%	281.70%

Gross Charge-offs	$1,313	$1,154	$2,821	$1,433
Gross Recoveries	907	859	1,428	802

Net Charge-offs	$406	$295	$1,393	$631

Net Charge-offs to Average Loans	0.01%	0.01%	0.03%	0.02%

QTD Average Balance Sheet Data
Securities	$1,409,045	$1,450,210	$1,495,302	$1,449,419
Loans, Net	4,174,491	4,057,647	4,000,917	3,777,039
Earning Assets	5,644,833	5,568,124	5,572,226	5,294,057
Total Assets	6,143,001	6,060,179	6,089,616	5,799,583
Deposits	5,085,064	5,000,949	5,128,344	4,868,682
Borrowings	367,617	386,613	291,919	290,730
Stockholders’ Equity	629,042	621,276	615,420	589,067

1. Reconciliation of non-GAAP measurements to GAAP

Net Income (GAAP)	$20,806	$19,082	$20,028	$18,154
Amortization of core deposit intangible, net of tax	431	503	503	502

Tangible Net Income (A)	$21,237	$19,585	$20,531	$18,656

Average Equity (GAAP)	629,042	621,276	615,420	589,067
Average Core Deposit Intangible	19,417	20,155	20,919	21,960
Average Deferred Tax on CDI	(5,136)	(5,311)	(6,392)	(6,392)
Average Goodwill	216,136	216,136	216,502	216,439

Average Tangible Equity (B)	398,625	390,296	384,391	357,060

Return on Average Tangible Equity (A) / (B)	21.37%	20.35%	21.25%	21.01%

Average Assets (GAAP)	$6,143,001	$6,060,179	$6,089,616	$5,799,583
Average Core Deposit Intangible	19,417	20,155	20,919	21,960
Average Deferred Tax on CDI	(5,136)	(5,311)	(6,392)	(6,392)
Average Goodwill	216,136	216,136	216,502	216,439

Average Tangible Assets (C)	5,912,764	5,829,199	5,858,587	5,567,576

Return on Average Tangible Assets (A) / (C)	1.44%	1.36%	1.39%	1.35%

2.	The June 30, 2005 efficiency ratio excludes the $1.5 million in deferred pension credits. If this benefit had not been excluded the efficiency ratio would have been 55.16%.